Exhibit 99.1

Ligand Pharmaceuticals Reports First Quarter Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO--(BUSINESS WIRE)--May 10, 2011--Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) today reported financial results for the first quarter of 2011, and provided an operating forecast and program updates.

“Ligand has had a tremendous start to 2011, highlighted by the acquisition of CyDex Pharmaceuticals in January. CyDex is a transformational deal for Ligand, and we are increasingly excited about this unit’s financial and business potential,” said John Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “The Phase I trial of our SARM program is nearing completion with data expected next month, and recent appointments have strengthened our executive management team and board of directors. With several major near-term catalysts anticipated, including pivotal data from two Phase III trials with Promacta® in patients with hepatitis C, 2011 is shaping up to be a momentous year for Ligand.”

Financial Results

Total revenues from continuing operations for the three months ended March 31, 2011 were $3.9 million, compared with $6.0 million for the same period in 2010. The decline was due primarily to lower collaboration revenues and milestones earned, partially offset by material sales of Captisol® and higher royalties.

Operating costs and expenses from continuing operations in the first quarter of 2011 were $6.5 million, compared with $10.4 million in the first quarter of 2010. Research and development expenses declined by $5.4 million, primarily due to the termination of the Company’s remaining collaboration agreements and the closing of its New Jersey facility. Included in general and administrative expenses for the first quarter of 2011 is approximately $1.0 million of expenses associated with the acquisition of CyDex. The Company also recorded $2.1 million of other expense in the first quarter of 2011 primarily related to the change in market value of its publicly traded contingent value rights, compared with $1.3 million of other income for the first quarter of 2010. In addition, the Company recorded an income tax benefit of $13.8 million due to the release of a portion of the Company’s valuation allowance against deferred tax assets which can be used to offset deferred tax liabilities recorded in connection with the acquisition of CyDex.

Net income in the first quarter of 2011 was $9.5 million, or $0.48 per share, compared with a net loss of $2.8 million, or $0.14 per share, in the comparable 2010 quarter. Income from continuing operations in the first quarter of 2011 was $9.5 million, or $0.48 per share, compared with a loss from continuing operations of $3.0 million, or $0.15 per share, in the comparable 2010 quarter. Income from discontinued operations in the first quarter of 2011 was $4,000, or $0.00 per share, compared with income from discontinued operations of $0.2 million, or $0.01 per share, in the comparable 2010 quarter.

As of March 31, 2011, Ligand had cash, cash equivalents, short-term investments and restricted investments of $17.9 million.

Select Business and Program Highlights

The following is a summary of business and key program highlights from the first quarter of 2011 as well as recent events.

January 2011

  Ligand formed a strategic drug development alliance with Chiva Pharmaceuticals for the development of select clinical stage hepatitis B and liver cancer programs in China.
  Ligand acquired CyDex Pharmaceuticals.

February 2011

  John LaMattina, Ph.D. was appointed to Ligand’s Board of Directors.
  Ligand partner GlaxoSmithKline received full FDA approval for Promacta in patients with ITP in the U.S. Promacta is also approved in Europe and was launched in Japan in the first quarter of 2011.

March 2011

  Ligand partner Onyx Pharmaceuticals expanded the Phase III European clinical trial FOCUS. The FOCUS trial is designed to support the registration filing of carfilzomib with the European Medicines Agency (EMA) in patients with relapsed and refractory myeloma.

April 2011

  Ligand partner Pfizer launched Conbriza® in Italy and Switzerland. Conbriza is also approved in Europe and Japan.
  Ligand appointed Matthew Foehr to the newly created position of Executive Vice President and Chief Operating Officer.
  Ligand partner Prism Pharmaceuticals announced it is to be acquired by Baxter Inc. Ligand is eligible to receive milestones, royalties and Captisol material sales revenue for Nexterone® from this partnership.

2011 Operating Forecast

Affirming its previous 2011 revenue forecast, Ligand expects total revenue to be between $22 million to $24 million. Approximately one-half of revenues are expected from material sales, one-third from royalties and the balance from license and milestone payments.

Ligand's 2011 operating expenses are estimated to be in the range of $18 million to $20 million, including approximately $2 million of non-cash amortization of intangible assets as a result of the CyDex acquisition. In addition, Ligand expects an average gross margin on material sales of approximately 65%. By the end of 2011, Ligand expects its operations to be profitable and cash-flow positive.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until June 10, 2011 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 371521. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer's disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Bristol-Myers Squibb and AstraZeneca. For more information, please visit www.ligand.com.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not be profitable before the end of 2011, we may not receive expected revenue from CyDex material sales of Captisol®, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand's internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2011, that Ligand will deliver strong cash flow over the long term, that Ligand will realize the expected benefits of the acquisition of CyDex, that Ligand's 2011 revenues at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share data)

	Three Months Ended March 31,
	2011	2010

Revenues:
Royalties	$1,993	$1,962
Material sales	1,019	—
Collaborative research and development and other revenues	884	3,996
	3,896	5,958

Operating costs and expenses:
Cost of goods sold	525	—
Research and development	1,986	7,362
General and administrative	4,180	3,048
Lease exit and termination costs	(151)	—
Total operating costs and expenses	6,540	10,410
Amortization of deferred gain on sale leaseback	426	426
Loss from operations	(2,218)	(4,026)
Other income (expense), net	(2,074)	1,311
Income tax (expense) benefit	13,778	(274)
Loss from continuing operations	9,486	(2,989)
Discontinued operations, net of taxes	4	239
Net income (loss)	9,490	(2,750)
Basic and diluted per share amounts:
Loss from continuing operations	$0.48	$(0.15)
Discontinued operations	0.00	0.01
Net income (loss)	$0.48	$(0.14)
Weighted average number of common shares	19,623,249	19,576,207

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2011	December 31, 2010
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$16,520	$22,697
Accounts receivable, net	1,383	993
Inventory	4,212	—
Other current assets	1,151	5,295
Current portion of co-promote termination asset	8,030	8,034
Total current assets	31,296	37,019

Restricted cash and investments	1,341	1,341
Property and equipment, net	795	559
Goodwill and other identifiable intangible assets	76,757	12,951
Long-term portion of co-promote termination asset	22,060	22,851
Other assets	1,904	838
	$134,153	$75,559

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$30,263	$24,177
Current portion of deferred gain	1,277	1,277
Current portion of co-promote termination liability	8,030	8,034
Bank line of credit	5,000	—
Total current liabilities	44,570	33,488
Long-term portion of co-promote termination liability	22,060	22,851
Long-term portion of deferred revenue	2,546	2,546
Long-term debt	20,029	—
Other long-term liabilities	31,595	13,179
Total liabilities	120,800	72,064
Common stock subject to conditional redemption	8,344	8,344
Stockholders' equity	5,009	(4,849)
	$134,153	$75,559

CONTACT:
Ligand Pharmaceuticals Incorporated
Rob McKay, Sr. Dir. Business Development and Investor Relations
Erika Luib, Investor Relations
(858) 550-7896
or
Lippert/Heilshorn & Associates, Inc.
Don Markley, (310) 691-7100
dmarkley@lhai.com